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                                                                    Exhibit 9(a)

                              AMENDED AND RESTATED
                          ADMINISTRATIVE SERVICES PLAN

      AMENDED AND RESTATED ADMINISTRATIVE SERVICES PLAN, dated as of August 9, 1990 and amended and restated as of February 9, 1996 of Landmark International Funds, a Massachusetts business trust (the "Trust").

      WITNESSETH:

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

      WHEREAS, the Shares of Beneficial Interest of the Trust (the "Shares") may be divided in the future into separate series (the "Funds"); and

      WHEREAS, the Trust desires to adopt this Administrative Services Plan (the "Plan") in order to provide for certain administrative services to the Trust and holders of Shares of each Fund; and

      WHEREAS, the Trust desires to enter into a transfer agency agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust) with a financial institution, as transfer agent for the Trust (the "Transfer Agent"), whereby the Transfer Agent will provide transfer agency services to the Trust itself or with respect to each Fund, if any (the "Transfer Agency Agreement"); and

      WHEREAS, the Trust desires to enter into a custodian agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust) with a financial institution, as custodian for the Trust (the "Custodian"), whereby the Custodian will provide custodial services to the Trust itself or with respect to each Fund, if any (the "Custodian Agreement"); and

      WHEREAS, the Trust desires to enter into an administrative services agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust) with The Landmark Funds Broker-Dealer Services, Inc., a Massachusetts corporation, as administrator of the Trust (the "Administrator"), whereby the Administrator will provide certain administrative and management services to the Trust (the "Administrative Services Agreement"); and

      WHEREAS, the Trust also desires to enter into shareholder servicing agreements (in such form as may from time to time be approved by the Board of Trustees of the Trust) with certain financial institutions, as shareholder servicing agents ("Shareholder Servicing Agents"), whereby such Shareholder Servicing Agent will perform certain administrative and service functions (the "Shareholder Servicing Agreements"); and

      WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust or of each Fund, if any, for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Trust and each Fund and its shareholders.

      NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan for the Trust, on the following terms and conditions:

            1. As specified in the Transfer Agency Agreement, the Transfer Agent shall perform transfer agency functions for the Trust or each Fund, if any. The Trust shall pay to the Transfer Agent such compensation from the assets of the Trust or each Fund, if any, as may from time to time be agreed to by the Trust and the Transfer Agent.

            2. As specified in the Custodian Agreement, the Custodian shall safeguard and control the cash and securities of the Trust or of each Fund, if any, handle receipt and delivery of securities for the Trust and each Fund, if any, determine income and collect interest on the investments of the Trust and each Fund, if any, maintain books of original entry for Trust and Fund accounting and other required books and accounts, calculate the daily net asset value of the Shares including the Shares of each Fund, if any, and, in general, act as the custodian of the assets of the Trust, but the Custodian shall have no power to determine the investment policies of the Trust or to determine which securities the Trust will buy or sell for itself on behalf of any Fund. The Trust shall pay to the Custodian such compensation as may from time to time be agreed to by the Trust and the Custodian.

            3. As specified in the Administrative Services Agreement, the Administrator shall perform certain administrative and management services on behalf of the Trust, including: providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for providing the administrative and management services to be performed by the Administrator; arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; supervising the overall administration of the Trust, including negotiation of contracts and fees with and the monitoring of performance and billings of the Trust's Transfer Agent, Shareholder Servicing Agents, Custodian and other independent contractors or agents; preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, prospectuses, statements of additional information, semi-annual and annual reports to shareholders, proxy statements and tax returns; preparation of agendas and supporting documents for minutes of meetings of Trustees, committees of Trustees and shareholders; arranging for computation of performance statistics with respect to the Trust and each Fund, if any, and arranging for publication of current price information in newspapers and other publications; and arranging for maintenance of books and records of the Trust and each Fund. As consideration for services performed under the Administrative Services Agreement, the Trust shall, subject to paragraph 5 hereof, periodically pay to the Administrator such fee from the assets of the Trust or each Fund, if any, as may from time to time be agreed to by the Trust and the Administrator.

            4. As specified in each Shareholder Servicing Agreement, each Shareholder Servicing Agent shall, with respect to the Trust or one or more Funds, perform certain administrative and service functions, which may include, among others: answering customer inquiries or inquiries of broker/dealers which have entered into sales agreements with the Fund's Distributor or of banks or other financial institutions which have entered into agency agreements with a Fund's Distributor (such entities collectively referred to herein as "Third Party Firms") regarding the manner in which purchases, exchanges and redemptions of Shares may be effected, and with regard to certain other matters pertaining to the Trust or such Fund; assisting customers or Third Party Firms in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to maintain certain shareholder accounts and records, as specified from time to time by the Trust; assisting in processing purchase, exchange and redemption transactions; assisting in or arranging for the wiring of funds; transmitting and receiving funds or assisting in connection with customer orders to purchase, exchange and redeem Shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; providing periodic statements showing a customer's account balances, and to the extent practicable, integrating such information with other client transactions effected with or through the Shareholder Servicing Agent; furnishing monthly and annual statements and confirmations of purchases, exchanges and redemptions of Shares in a customer's account; transmitting or assisting in the transmission of proxy statements, annual reports, updating prospectuses, statements of additional information and other communications from the Trust to its shareholders or such Fund's shareholders; and providing such other related services as the Trust, a Third Party Firm or a shareholder may request. Each Shareholder Servicing Agreement shall provide that the Shareholder Servicing Agent shall provide all personnel and facilities necessary in order for it to perform the functions described in the applicable Shareholder Servicing Agreement with respect to its customers who purchase Shares or the services it has agreed to provide to Third Party Firms, as applicable. As consideration for services performed under the Shareholder Servicing Agreements, the Trust shall, subject to paragraph 5 hereof, periodically pay to each Shareholder Servicing Agent such fee from the assets of the Trust or each such Fund, if any, as may from time to time be agreed to by the Trust and such Shareholder Servicing Agent. Each Shareholder Servicing Agent will be permitted to charge its customers direct fees for the same or similar services as provided pursuant to a Shareholder Servicing Agreement.

            5. Notwithstanding paragraphs 3 and 4 hereof, the aggregate of the fee payable from the Trust or a Fund, if any, to the Administrator pursuant to the Administrative Services Agreement, the fees payable from the Trust or such Fund, if any, to the Shareholder Servicing Agents pursuant to the Shareholder Servicing Agreements and the Basic Distribution Fees (as defined in the Trust's Distribution Plan) payable from the Trust or such Fund, if any, to the Distributor pursuant to the Trust's Distribution Plan may not exceed an amount equal to .65% of the Trust's or such Fund's average daily net assets on an annualized basis for the Trust's or such Fund's then current fiscal year.

            6. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of the responsibility for and control of the conduct of the affairs of the Trust.

            7. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Trust or each Fund, if any, and (b) approval by a vote of the Board of Trustees of the Trust and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

            8. This Plan shall continue in effect indefinitely, provided that such continuance is subject to annual approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the later to occur of [DATE], or the date which is 15 months after the date of the last approval.

            9. This Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the amount to be expended from the assets of the Trust or of any Fund for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Trust or such Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time with respect to the Trust or any Fund by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Trust or such Fund.

            10. The Treasurer of the Trust shall provide the Board of Trustees of the Trust, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

            11. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

            12. For the purposes of this Plan, the terms "interested person" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Administrator and each Shareholder Servicing Agent, the value of the Trust's or Fund's net assets shall be computed in the manner specified in the Trust's then-current prospectus and statement of additional information applicable to the Trust or that Fund for the computation of the net asset value applicable to the Shares, including those of that Fund.

            13. The Trust or Fund, if any, shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 10 hereof (collectively the "Records"), for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

            14. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

            15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.